INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of China VantagePoint Acquisition Company (a company in the development stage) (the “Company”) on Form S-1, of our report dated February 16, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going  concern, with respect to our audit of the financial statements of China VantagePoint Acquisition Company (a company in the development stage) as of October 6, 2010 and for the period from September 3, 2010 (inception) through October 6, 2010, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, New York
February, 18, 2011